Exhibit 99.1

Bank of the James Announces Second Quarter, First Half 2019

Financial Results

Commercial Loan Growth, Robust Mortgage Origination, Expanded Market Presence

LYNCHBURG, Va., July 19, 2019 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (Greater Lynchburg MSA), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and six months ended June 30, 2019.

Net income for the three months ended June 30, 2019 was $1.38 million or $0.31 per diluted share, compared with $1.30 million or $0.30 per diluted share for the three months ended June 30, 2018. Net income for the six months ended June 30, 2019 was $2.61 million or $0.60 per diluted share, compared with $2.42 million or $0.55 per diluted share for the six months ended June 30, 2018.

Robert R. Chapman III, President and CEO, commented: “Steady growth in earnings, loans, assets and the Company’s book value reflects the outstanding work by our entire banking team. Our core Region 2000 market continues to generate strong results, and we have been very encouraged by the consistent commercial loan growth, mortgage originations and deposit expansion in our Charlottesville, Harrisonburg and Roanoke markets.

“In June, 2019, we opened our second full-service banking locations in Charlottesville and Roanoke — an expansion reflecting the positive reception and success in these markets. We are on-track to establish a new office in Rustburg, Virginia this year, and will soon expand our presence in Lexington, Virginia, extending our footprint in the Shenandoah Valley to serve Buena Vista, Lexington and the Rockbridge County community.

“As anticipated, our expansion resulted in increased operating expenses, including increased investment in personnel, equipment and facilities. It was particularly encouraging that even with higher operating costs, our Company reported higher year-over-year earnings that reflected increasing productivity of our established team and assets.”

Highlights

•

Loans receivable, net of the allowance for loan losses, were a Company-record $551.97 million at June 30, 2019, increasing by more than $21 million during the first six months of 2019 from $530.02 million at December 31, 2018.

•

Commercial lending growth was highlighted by expanded commercial real estate (CRE) lending throughout the Company’s served markets. Non-owner-occupied real estate loans were $185.72 million at June 30, 2019, up 8% compared with a year earlier. Total construction loans increased 17% year-over-year.

•

Total interest income in the second quarter of 2019 rose 10% compared with a year earlier, and increased 14% in the first half of 2019 compared with the first half of 2018, primarily as a result of loan growth.

•

Strong residential mortgage origination, which generates income from gains on loan sales to the secondary market, contributed significantly to increased total noninterest income, which was $1.66 million in the second quarter of 2019, up 15% from $1.44 million in the second quarter of 2018. Income from mortgage activity and fees from corporate treasury services contributed to total noninterest income of $2.88 million in the first half of 2019, up from $2.63 million in the first half of 2018.

•

Reflecting the Company’s emphasis on growing its deposit base, total deposits rose to $617.18 million at June 30, 2019, compared with $612.04 million at December 31, 2018 and $596.07 million at June 30, 2018. Core deposits (noninterest-bearing demand, NOW, savings and money market accounts) comprised approximately 70% of the Company’s total deposits.

•	Total assets rose to a Company-record $690.10 million at June 30, 2019, with strong asset quality.

•	New full-service offices opened in Charlottesville and Roanoke, the Company’s second full-service branches in both markets.

•

Total stockholders’ equity increased by more than $4 million to $59.25 million at June 30, 2019 from December 31, 2018. Tangible book value per share rose to $13.53, compared to $12.59 at December 31, 2018 and $12.00 at June 30, 2018.

Second Quarter, First Half of 2019 Operational Review

Total interest income was $7.39 million in the second quarter of 2019, up from $6.73 million a year earlier, reflecting loan growth and adjustable rate loans that repriced to reflect rising interest rates. Income from lending represented 92% of total interest income. Interest expense increased year-over-year, which reflected a larger deposit base and rate increases in demand and time deposits. Rates paid on total interest-bearing deposits in the second quarter of 2019 were 0.90% compared with 0.69% a year earlier.

Net interest income after provision for loan losses was $6.04 million for the three months ended June 30, 2019, compared with $5.49 million for the same period a year earlier. Commercial lending growth and modest loan yield increases contributed to the net interest margin of 3.82% in the second quarter of 2019 compared with 3.74% in the second quarter of 2018.

For the six months of 2019, total interest income rose nearly 14% to $14.62 million at June 30, 2019 from $12.88 million at June 30, 2018. Total interest expense increased year-over-year, reflecting a larger deposit base and rate increases on interest-bearing deposits. For the six months of 2019, net interest income after the provision for loan losses was $11.96 million, up 11% from $10.80 million for the six months of 2018. The net interest margin was 3.87% for the six months ended June 30, 2019 compared with 3.69% for the six months ended June 30, 2018.

J. Todd Scruggs, Executive Vice President and CFO, commented: “We have generally been satisfied with the stability of the net interest margin and interest rate spread. Even with higher interest expense, net interest income has demonstrated solid year-over-year growth driven by income from lending and supported by sound loan quality that has led to consistently low provisions for loan losses.”

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue contributions from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers was $1.66 million in the second quarter of 2019 compared with $1.44 million in the second quarter of 2018. In the first half of 2019, noninterest income rose to $2.88 million compared with $2.63 million in the first half of 2018.

Noninterest expense for the three months and six months ended June 30, 2019 increased, primarily reflecting increased personnel expenses and higher occupancy and equipment costs related to previously noted market expansion.

In the second quarter of 2019, Return on Average Assets (ROAA) was 0.80% and Return on Average Equity (ROAE) was 9.47%. In the first half of 2019, ROAA was 0.77% and ROAE was 9.11%. For both periods, ROAA was up slightly from a year earlier, and ROAE was down slightly from a year earlier. The Company’s efficiency ratio was higher in both periods compared to a year earlier, primarily reflecting the addition of personnel and facilities and an increase in variable compensation related to increased production in the mortgage and investment divisions.

Balance Sheet Review: Steady Growth, Sound Quality

Total assets were $690.10 million at June 30, 2019. The primary driver of balance sheet growth continues to be deposits used to fund loans held for investment, net of the allowance for loan losses, which totaled $551.97 million at June 30, 2019. Loans held-for-sale were $4.44 million, primarily reflecting strong residential mortgage activity. Fair value of securities available-for-sale was $53.82 million compared with $52.73 million at December 31, 2018.

Commercial lending continued to lead the Company’s loan portfolio growth, with stable year-over-year commercial & industrial lending, 4.5% growth in real estate lending and a 17% increase in construction lending.

“The heart of successful commercial lending, particularly with small and midsize businesses, comes from building and maintaining relationships, providing expert advice, and offering customized financial solutions to every client,” explained Michael A. Syrek, Executive Vice President and Chief Loan Officer. “By building partnerships with clients, we are flexible and responsive to their needs.

“Commercial clients often have changing needs based on seasonality, project opportunity, and operating capital requirements. A focus on partnering with clients, communicating frequently, and offering a range of services and options enhances client retention and earns us referrals.”

The Company’s loan portfolio continued to provide balanced performance and year-over-year growth. Non-owner occupied commercial real estate (primarily commercial and investment property), was $185.72 million at June 30, 2019 compared with $171.67 million a year earlier. Owner-occupied commercial real estate was $156.43 million at June 30, 2019, up from $155.88 million at June 30, 2018. Total construction loans, led by non 1-4 family construction growth of 89%, was $25.16 million, up 17% from $21.44 million a year earlier. Consumer and home equity loans were similar to a year ago.

Total deposits at June 30, 2019 were $617.18 million, up from $612.04 million at December 31, 2018, led by expanded core deposits, which comprised 70% of total deposits. Interest-bearing demand deposits were $342.38 million at June 30, 2019 compared with $331.30 million at December 31, 2018. Noninterest bearing demand deposits were $88.90 million at June 30, 2019 compared with $91.36 million at December 31, 2018.

Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.63% at June 30, 2019, compared to 0.55% at December 31, 2018 and 0.60% at June 30, 2018. The allowance for loan losses to total loans was 0.85% at June 30, 2019, representing slight decreases from December 31, 2018 and June 30, 2018. During the quarter, the Company added modestly to its loan loss reserve, primarily to keep pace with loan growth. Based on continuing loan quality, the Company’s allowance for loan losses to nonperforming loans was 136% at June 30, 2019 compared to 156% at December 31, 2018.

Chapman noted: “We believe our longstanding trend of maintaining strong asset quality while consistently growing commercial loans and originating quality residential mortgage loans makes a strong statement about the credit policies and procedures in place. It also speaks to strong judgment of our people involved in determining creditworthiness, and their commitment to analyzing every borrower and situation. Strong loan quality has greatly contributed to quality earnings and maximizing shareholder value.”

As noted in the highlights, total stockholders’ equity and tangible book value per share increased at June 30, 2019. Retained earnings increased to $18.61 million at June 30, 2019 from $16.52 million at December 31, 2018. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Jun 30, 2019	Three months ending Jun 30, 2018	Change	Year to date Jun 30, 2019	Year to date Jun 30, 2018	Change
Interest income	$7,390	$6,725	9.89%	$14,624	$12,880	13.54%
Interest expense	1,238	922	34.27%	2,342	1,746	34.14%
Net interest income	6,152	5,803	6.01%	12,282	11,134	10.31%
Provision for loan losses	116	315	(63.17)%	326	337	(3.26)%
Noninterest income	1,659	1,441	15.13%	2,878	2,627	9.55%
Noninterest expense	5,975	5,306	12.61%	11,574	10,403	11.26%
Income taxes	343	323	6.19%	649	598	8.53%
Net income	1,377	1,300	5.92%	2,611	2,423	7.76%
Weighted average shares outstanding — basic	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Weighted average shares outstanding — diluted	4,383,021	4,378,436	4,585	4,381,994	4,378,481	3,513
Basic net income per share	$0.31	$0.30	$0.01	$0.60	$0.55	$0.05
Fully diluted net income per share	$0.31	$0.30	$0.01	$0.60	$0.55	$0.05

Balance Sheet at period end:	Jun 30, 2019	Dec 31, 2018	Change	Jun 30, 2018	Dec 31, 2017	Change
Loans, net	$551,974	$530,016	4.14%	$523,730	$491,022	6.66%
Loans held for sale	4,443	1,670	166.05%	5,815	2,626	121.44%
Total securities	57,512	56,427	1.92%	57,394	61,025	(5.95)%
Total deposits	617,184	612,043	0.84%	596,068	567,493	5.04%
Stockholders’ equity	59,249	55,143	7.45%	52,524	51,665	1.66%
Total assets	690,095	674,897	2.25%	655,866	626,341	4.71%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$13.53	$12.59	$0.94	$12.00	$11.80	$0.20

Daily averages:	Three months ending Jun 30, 2019	Three months ending Jun 30, 2018	Change	Year to date Jun 30, 2019	Year to date Jun 30, 2018	Change
Loans, net	$542,162	$518,972	4.47%	$537,763	$505,794	6.32%
Loans held for sale	3,948	3,706	6.53%	2,981	3,076	(3.09)%
Total securities	58,214	60,959	(4.50)%	58,624	61,811	(5.16)%
Total deposits	622,390	597,379	4.19%	618,240	584,104	5.84%
Stockholders’ equity	58,295	53,913	8.13%	57,809	53,383	8.29%
Interest earning assets	645,406	622,956	3.60%	640,362	608,485	5.24%
Interest bearing liabilities	535,364	504,581	6.10%	530,953	476,569	11.41%
Total assets	690,637	660,578	4.55%	684,419	645,290	6.06%

Financial Ratios:	Three months ending Jun 30, 2019	Three months ending Jun 30, 2018	Change	Year to date Jun 30, 2019	Year to date Jun 30, 2018	Change
Return on average assets	0.80%	0.79%	0.01	0.77%	0.76%	0.01
Return on average equity	9.47%	9.67%	(0.20)	9.11%	9.15%	(0.04)
Net interest margin	3.82%	3.74%	0.08	3.87%	3.69%	0.18
Efficiency ratio	76.49%	73.25%	3.24	76.35%	75.60%	0.75
Average equity to average assets	8.44%	8.16%	0.28	8.45%	8.27%	0.18

Allowance for loan losses:	Three months ending Jun 30, 2019	Three months ending Jun 30, 2018	Change	Year to date Jun 30, 2019	Year to date Jun 30, 2018	Change
Beginning balance	$4,673	$4,671	0.04%	$4,581	$4,752	(3.60)%
Provision for losses	116	315	(63.17)%	326	337	(3.26)%
Charge-offs	(86)	(315)	(72.70)%	(219)	(555)	(60.54)%
Recoveries	21	17	23.53%	36	154	(76.62)%
Ending balance	4,724	4,688	0.77%	4,724	4,688	0.77%

Nonperforming assets:	Jun 30, 2019	Dec 31, 2018	Change	Jun 30, 2018	Dec 31, 2017	Change
Total nonperforming loans	$3,485	$2,939	18.58%	$3,195	$4,308	(25.84)%
Other real estate owned	2,413	2,431	(0.74)%	2,585	2,650	(2.45)%
Total nonperforming assets	5,898	5,370	9.83%	5,780	6,958	(16.93)%
Troubled debt restructurings — (performing portion)	418	424	(1.42)%	432	440	(1.82)%

Asset quality ratios:	Jun 30, 2019	Dec 31, 2018	Change	Jun 30, 2018	Dec 31, 2017	Change
Nonperforming loans to total loans	0.63%	0.55%	0.08	0.60%	0.87%	(0.27)
Allowance for loan losses to total loans	0.85%	0.86%	(0.01)	0.89%	0.96%	(0.07)
Allowance for loan losses to nonperforming loans	135.55%	155.87%	(20.32)	146.73%	110.31%	36.42

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

Assets	(unaudited) 6/30/2019	12/31/2018
Cash and due from banks	$24,543	$26,725
Federal funds sold	7,587	23,600

Total cash and cash equivalents	32,130	50,325

Securities held-to-maturity (fair value of $3,774 in 2019 and $3,515 in 2018)	3,694	3,700
Securities available-for-sale, at fair value	53,818	52,727
Restricted stock, at cost	1,506	1,462
Loans, net of allowance for loan losses of $4,724 in 2019 and $4,581 in 2018	551,974	530,016
Loans held for sale	4,443	1,670
Premises and equipment, net	15,664	13,233
Software, net	212	193
Interest receivable	1,761	1,742
Cash value — bank owned life insurance	13,526	13,359
Other real estate owned	2,413	2,431
Income taxes receivable	454	1,102
Deferred tax asset, net	1,232	1,755
Other assets	7,268	1,182

Total assets	$690,095	$674,897

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	88,897	91,356
NOW, money market and savings	342,384	331,298
Time	185,903	189,389

Total deposits	617,184	612,043
Capital notes	5,000	5,000
Interest payable	159	127
Other liabilities	8,503	2,584

Total liabilities	$630,846	$619,754

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of June 30, 2019 and December 31, 2018	9,370	9,370
Additional paid-in-capital	31,548	31,495
Accumulated other comprehensive loss	(275)	(2,243)
Retained earnings	18,606	16,521

Total stockholders’ equity	$59,249	$55,143

Total liabilities and stockholders’ equity	$690,095	$674,897

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Interest Income
Loans	$6,816	$6,195	$13,470	$11,869
Securities
US Government and agency obligations	184	186	369	384
Mortgage backed securities	56	66	117	134
Municipals	81	83	162	165
Dividends	33	23	51	31
Other (Corporates)	24	24	47	47
Interest bearing deposits	74	56	165	91
Federal Funds sold	122	92	243	159

Total interest income	7,390	6,725	14,624	12,880

Interest Expense
Deposits
NOW, money market savings	362	231	668	423
Time Deposits	750	543	1,418	1,044
Brokered time deposits	76	82	156	162
FHLB borrowings	—	16	—	17
Capital notes	50	50	100	100

Total interest expense	1,238	922	2,342	1,746

Net interest income	6,152	5,803	12,282	11,134
Provision for loan losses	116	315	326	337

Net interest income after provision for loan losses	6,036	5,488	11,956	10,797

Noninterest income
Gains on sale of loans held for sale	1,075	873	1,766	1,493
Service charges, fees and commissions	461	465	900	929
Increase in cash value of life insurance	84	85	167	169
Other	39	18	45	36

Total noninterest income	1,659	1,441	2,878	2,627

Noninterest expenses
Salaries and employee benefits	3,153	2,832	6,081	5,545
Occupancy	417	360	838	755
Equipment	536	398	994	777
Supplies	142	140	304	289
Professional, data processing, and other outside expense	859	837	1,674	1,652
Marketing	276	187	421	327
Credit expense	156	112	283	237
Other real estate expenses	1	86	140	126
FDIC insurance expense	94	99	188	200
Other	341	255	651	495

Total noninterest expenses	5,975	5,306	11,574	10,403

Income before income taxes	1,720	1,623	3,260	3,021
Income tax expense	343	323	649	598

Net Income	$1,377	$1,300	$2,611	$2,423

Weighted average shares outstanding — basic	4,378,436	4,378,436	4,378,436	4,378,436

Weighted average shares outstanding — diluted	4,383,021	4,378,436	4,381,994	4,378,481

Net income per common share — basic	$0.31	$0.30	$0.60	$0.55

Net income per common share — diluted	$0.31	$0.30	$0.60	$0.55